Exhibit 99.1

News Release United Airlines Worldwide Media Relations 872.825.8640 media.relations@united.com

As Q3 Ends, United Airlines Shifts from Surviving the COVID-19 Crisis to Positioning to Lead the Rebound
Aggressively adapting to impacts of COVID-19 helped weather the crisis and prepares the company for long term strength
Expect Better Revenue Performance – On Virtually Every YOY Metric –
Than Any of Our Legacy Competitors

CHICAGO, Oct. 14, 2020 - United Airlines (UAL) today announced third-quarter 2020 financial results. Since the beginning of the crisis, the company has been at the forefront of the industry in delivering on its three-pillar strategy of building and maintaining liquidity, minimizing cash burn and variabilizing its cost structure. Achieving these objectives has supported the airline’s ability to manage the crisis as well as or better than its competitors and positions United to lead the industry when demand for air travel returns.
In addition, United expects that third-quarter revenue performance will be the best, even in a historically difficult environment, among our large network competitors - once they have all reported their quarterly results. By almost any revenue measure, the company expects on a year-over-year basis, with our total unit revenue of down 26 percent, passenger unit revenue of down 47 percent, cargo revenue of up 50 percent and loyalty revenue of down 45 percent to be stronger results than those that will be achieved by each of our legacy competitors.
"Having successfully executed our initial crisis strategy, we’re ready to turn the page on seven months that have been dedicated to developing and implementing extraordinary and often painful measures, like furloughing 13,000 team members, to survive the worst financial crisis in aviation history,” said United CEO Scott Kirby. “Even though the negative impact of COVID-19 will persist in the near term, we are now focused on positioning the airline for a strong recovery that will allow United to bring our furloughed employees back to work and emerge as the global leader in aviation.”

United CleanPlus: Keeping Our Customers and Employees Safe

•Partnered with the Defense Advanced Research Projects Agency (DARPA) to study how effectively the unique airflow configuration on board an aircraft can prevent the spread of aerosolized particles among passengers and crew.
•Only airline maximizing ventilation systems by running the auxiliary power on mainline aircraft during the entire boarding and deplaning process, so our customers and crew get the important safety benefits provided by high-efficiency particulate air (HEPA) filtration systems.

United Airlines Reports Third-Quarter 2020 Performance
•First U.S. airline to announce the launch of a COVID-19 pilot testing program for customers traveling on United from San Francisco International Airport (SFO) to Hawaii.
•Added Zoono Microbe Shield, an EPA-registered antimicrobial coating that forms a long-lasting bond with surfaces and inhibits the growth of microbes, to the airline's already rigorous safety and cleaning procedures and expects to add the coating to the entire mainline and express fleet before the end of the year.
•Since COVID-19 began, first major U.S. airline to require flight attendants to wear masks onboard, and among first to require all customers to wear masks onboard. In the third quarter, extended mask requirements to require customers to wear a face covering in the more than 360 airports where United operates around the world, including United customer service counters and kiosks, United Club locations, United's gates, and baggage claim areas.
•Launched the United Automated Assistant, a new chat function that gives customers a contactless option to receive immediate access to information about cleaning and safety procedures put in place due to COVID-19.
•Began cleaning pilot flight decks with Ultraviolet C (UVC) lighting technology on most aircraft at hub airports to disinfect the flight deck interior and continue providing pilots with a sanitary work environment.

Pillar 1 – Raising and Maintaining Liquidity

•Since March, the company has raised over $22 billion through commercial debt offerings, stock issuances and the Coronavirus Aid, Relief, and Economic Security Act (“CARES Act”) Payroll Support Program grant and loan, among other items.
•The company's total available liquidity1 at the end of the third quarter 2020 was approximately $19.4 billion.
•Entered into the first-of-its-kind loyalty backed transaction, borrowing $6.8 billion secured against MileagePlus Holdings in the form of a $3.8 billion bond and a $3.0 billion term loan.
•Secured the ability to borrow $5.2 billion with the U.S. Treasury under the CARES Act loan program between now and March 2021 and expects to have the ability to increase the borrowing capacity up to $7.5 billion, subject to government approval.
•Entered into an agreement with CDB Aviation to finance, via a sale leaseback transaction, two Boeing 787-9 and ten Boeing 737 MAX aircraft that are currently subject to purchase agreements between United and The Boeing Company.

United Airlines Reports Third-Quarter 2020 Performance
Pillar 2 – Minimizing Cash Burn

•Reduced total operating costs by 59 percent versus the third quarter of 2019. Excluding special charges2, reduced operating costs by 48 percent versus the third quarter of 2019.
•Achieved target average daily cash burn3 during the third quarter of $21 million plus $4 million of average debt principal payments and severance payments per day, compared to second-quarter average daily cash burn of $37 million plus $3 million of debt principal payments and severance payments per day.

Pillar 3 – Variabilizing Cost Structure

•Reduced non-labor operating expenses, excluding special charges and depreciation, by 63 percent in the third quarter, against a capacity reduction of 70 percent.
•Restructured and significantly reduced our management and administrative functions. These reductions are expected to be largely permanent, even as demand recovers.
•Reached a landmark agreement with its pilot group that avoids furloughs by securing flexibility in work hours, while also reaching agreements to provide a path to early retirement and reduce expense through voluntary leave of absence programs. These agreements position the company to rebound quickly when demand returns.
•Created a program with the Association of Flight Attendants (AFA) that reduced 3,300 flight attendant furloughs while allowing the company to react more quickly to network changes.
•Reduced furloughs of International Association of Machinists and Aerospace Workers (IAM) represented employees through an agreement that incentivizes employees to take a leave of absence.
•Worked with the union representing dispatchers to reduce furloughs and create staffing flexibility as demand returns through an agreement that allows dispatchers to voluntarily reduce their work schedules.
•Offered employees comprehensive voluntary separation packages, retirement packages and/or extended leaves of absence with approximately 9,000 employees opting to participate.

Third-Quarter Financial Results

•The company had a net loss of $1.8 billion, and an adjusted net loss4 of $2.4 billion.
•Total operating revenues were down 78 percent year-over-year, on a 70 percent decrease in capacity year-over-year.
•Passenger revenue was down 84 percent year-over-year.

United Airlines Reports Third-Quarter 2020 Performance

Expanding Customer Benefits

•First among U.S. global airlines to permanently eliminate change fees on all standard economy and premium cabin tickets for travel within the U.S., and starting January 1, 2021, any United customer can fly standby for free on a flight departing the day of their travel regardless of the type of ticket or class of service.
•First U.S. airline to introduce the Destination Travel Guide, a new interactive map tool on united.com and the United mobile app that allows customers to filter and view destinations' COVID-19 related travel restrictions.
•First U.S. airline to introduce an interactive map feature for customers on united.com, powered by Google Flight Search Enterprise Technology, to easily compare and shop for flights based on departure city, budget and location type. Customers can simultaneously compare travel to various destinations in a single search.
•Announced plan to continue installing Polaris Business Class on Boeing 787 fleet.

Reimagining Our Route Network
•Announced 28 new domestic routes and 9 new international routes.
•Resumed nonstop service on 146 domestic routes.
•Resumed and/or launched service on 78 international routes to 33 destinations in 18 countries around the world, including: Aruba, Belgium, Brazil, Canada, China, Costa Rica, Dominican Republic, El Salvador, French Polynesia (Tahiti), Guatemala, Honduras, India, Ireland, Jamaica, Philippines, Singapore, South Korea and Switzerland.
•Compared to June, United had nonstop service in 127 more domestic and 29 more international markets in July, 157 more domestic and 57 more international markets in August, and 151 more domestic and 80 more international markets in September.

United Airlines Reports Third-Quarter 2020 Performance

•Announced increased service to China from two to four weekly flights between San Francisco and Shanghai's Pudong International Airport. Once service resumes, United will be the only U.S. airline flying to mainland China directly.
•Announced plans to expand global route network with new nonstop service to Ghana, Hawaii, India, Nigeria, and South Africa. With these new routes, United will offer more nonstop service to India and South Africa than any other U.S. carrier and remain the largest carrier between the U.S. mainland and Hawaii.
•Announced plans to add up to 28 daily nonstop flights this winter connecting customers in Boston, Cleveland, Indianapolis, Milwaukee, New York/LaGuardia, Pittsburgh, and Columbus, Ohio to four popular Florida destinations.
•Announced plans to fly roughly 40 percent of its full schedule in October 2020 compared to October of last year.
•Increased cargo revenue by 50 percent by leveraging international flying and deploying strategic international cargo-only missions.

Doing Our Part to Help Fight COVID-19 Since Crisis Began

•Booked over 2,900 free flights for medical professionals to support COVID-19 response in New Jersey/New York and California.
•More than 19.2 million miles donated by MileagePlus members and 7.6 million miles matched by United to help organizations providing relief during COVID-19.
•Donated nearly 1.2 million pounds of food from United Polaris lounges, United Club locations, and catering kitchens to local food banks and charities.
•Over 7,500 face masks were made from upcycled unused employee uniforms.
•More than 800 gallons of hand sanitizer produced by United employees in San Francisco for use by United employees.
•Donated 15,000 pillows, 2,800 amenity kits, and 5,000 self-care products to charities and homeless shelters.
•More than 2.2 million pounds of food and household goods were processed by United employees at the Houston Food Bank.
•Flew more than 146.8 million pounds of medical equipment and personal protective equipment (PPE) and 3.1 million pounds of supplies to support military troops.
•More than 2,400 United employees worldwide have volunteered, with over 33,400 hours served.
•United began flying a portion of its Boeing 777 and 787 fleet as dedicated cargo charter aircraft, as of March 19, to transfer freight to and from U.S. hubs and key international business locations. Since then, we have operated over 6,500 cargo-only flights and moved over 223 million pounds of a variety of goods.

United Airlines Reports Third-Quarter 2020 Performance
•Through a combination of cargo-only flights and passenger flights, United has transported more than 401 million pounds of freight, which includes 154 million pounds of vital shipments, such as medical kits, PPE, pharmaceuticals and medical equipment, and more than 3 million pounds of military mail and packages.

Additional Noteworthy Accomplishments
•Recognized for the fifth consecutive year as a top-scoring company and best place to work for disability inclusion with a perfect score of 100 on the 2020 Disability Equality Index (DEI).
•Selected by the Commission on Presidential Debates as the official airline for the 2020 Presidential and Vice Presidential Debates.
•Announced signing of The Board Challenge and committed to adding a second Black board member to the Board of Directors.
_____________________________________________________________________________
1 Total available liquidity includes cash and cash equivalents, short-term investments and $1 billion available under our undrawn revolving credit facility, as well as $4.7 billion available under the CARES Act Loan program.

2 Reconciliations of non-GAAP financial measures to the most directly comparable GAAP measures are included in the tables accompanying this release.
3 Cash burn is defined as: Net cash from operations, less investing and financing activities. Proceeds from the issuance of new debt (excluding expected aircraft financing), government grants associated with the Payroll Support Program of the CARES Act, issuance of new stock, net proceeds from the sale of short-term and other investments and changes in certain restricted cash balances are not included in this figure. Cash burn excludes the borrowing and replacement of the $200 million short-term loan associated with the CARES Act Loan Program.

4 Excludes special charges, nonoperating special termination benefits and settlement losses and unrealized gains and losses on investments. Reconciliations of non-GAAP financial measures to the most directly comparable GAAP measures are included in the tables accompanying this release.

Earnings Call
UAL will hold a conference call to discuss third quarter 2020 financial results as well as its financial and operational outlook for the fourth quarter and full year 2020, on Thursday, October 15, at 9:30 a.m. CT/10:30 a.m. ET. A live, listen-only webcast of the conference call will be available at ir.united.com.
The webcast will be available for replay within 24 hours of the conference call and then archived on the website for three months.
About United
United's shared purpose is "Connecting People. Uniting the World." For more information, visit united.com, follow @United on Twitter and Instagram or connect on Facebook. The common stock of United's parent, United Airlines Holdings, Inc., is traded on the Nasdaq under the symbol "UAL".

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995: Certain statements in this release are forward-looking and thus reflect our current expectations and beliefs with respect to certain current and future events and anticipated financial and operating performance. Such forward-looking statements are and will be subject to many risks and uncertainties relating to our operations and business environment that may cause actual results to differ materially from any future results expressed or implied in such forward-looking statements. Words such as "expects," "will," "plans,"

United Airlines Reports Third-Quarter 2020 Performance
"anticipates," "indicates," "remains," "believes," "estimates," "forecast," "guidance," "outlook," "goals," "targets" and similar expressions are intended to identify forward-looking statements. Additionally, forward-looking statements include statements that do not relate solely to historical facts, such as statements which identify uncertainties or trends, discuss the possible future effects of current known trends or uncertainties, or which indicate that the future effects of known trends or uncertainties cannot be predicted, guaranteed or assured. All forward-looking statements in this release are based upon information available to us on the date of this release. We undertake no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events, changed circumstances or otherwise, except as required by applicable law. Our actual results could differ materially from these forward-looking statements due to numerous factors including, without limitation, the following: the duration and spread of the ongoing global COVID-19 pandemic and the outbreak of any other disease or similar public health threat and the impact on our business, results of operations and financial condition; the lenders' ability to accelerate the MileagePlus indebtedness, foreclose upon the collateral securing the MileagePlus indebtedness or exercise other remedies if we are not able to comply with the covenants in the MileagePlus financing agreements; the final terms of borrowing pursuant to the Loan Program under the CARES Act and the effects of the grant and promissory note through the Payroll Support Program under the CARES Act; the costs and availability of financing; our significant amount of financial leverage from fixed obligations and ability to seek additional liquidity and maintain adequate liquidity; our ability to comply with the terms of our various financing arrangements; our ability to utilize our net operating losses to offset future taxable income; the material disruption of our strategic operating plan as a result of the COVID-19 pandemic and our ability to execute our strategic operating plans in the long term; general economic conditions (including interest rates, foreign currency exchange rates, investment or credit market conditions, crude oil prices, costs of aircraft fuel and energy refining capacity in relevant markets); risks of doing business globally, including instability and political developments that may impact our operations in certain countries; demand for travel and the impact that global economic and political conditions have on customer travel patterns; our capacity decisions and the capacity decisions of our competitors; competitive pressures on pricing and on demand; changes in aircraft fuel prices; disruptions in our supply of aircraft fuel; our ability to cost-effectively hedge against increases in the price of aircraft fuel, if we decide to do so; the effects of any technology failures or cybersecurity or significant data breaches; disruptions to services provided by third-party service providers; potential reputational or other impact from adverse events involving our aircraft or operations, the aircraft or operations of our regional carriers or our code share partners or the aircraft or operations of another airline; our ability to attract and retain customers; the effects of any terrorist attacks, international hostilities or other security events, or the fear of such events; the mandatory grounding of aircraft in our fleet; disruptions to our regional network, as a result of the COVID-19 pandemic or otherwise; the impact of regulatory, investigative and legal proceedings and legal compliance risks; the success of our investments in other airlines, including in other parts of the world, which involve significant challenges and risks, particularly given the impact of the COVID-19 pandemic; industry consolidation or changes in airline alliances; the ability of other air carriers with whom we have alliances or partnerships to provide the services contemplated by the respective arrangements with such carriers; costs associated with any modification or termination of our aircraft orders; disruptions in the availability of aircraft, parts or support from our suppliers; our ability to maintain satisfactory labor relations and the results of any collective bargaining agreement process with our union groups; any disruptions to operations due to any potential actions by our labor groups; labor costs; the impact of any management changes; extended interruptions or disruptions in service at major airports where we operate; U.S. or foreign governmental legislation, regulation and other actions (including Open Skies agreements, environmental regulations and the United Kingdom's withdrawal from the European Union); the seasonality of the airline industry; weather conditions; the costs and availability of aviation and other insurance; our ability to realize the full value of our intangible assets and long-lived assets; any impact to our reputation or brand image; and other risks and uncertainties set forth under Part I, Item 1A., "Risk Factors," of our Annual Report on Form 10-K for the fiscal year ended December 31, 2019, as updated by our Quarterly Report on Form 10-Q for the

United Airlines Reports Third-Quarter 2020 Performance
quarter ended June 30, 2020, as well as other risks and uncertainties set forth from time to time in the reports we file with the U.S. Securities and Exchange Commission.

-tables attached-

United Airlines Reports Third-Quarter 2020 Performance
UNITED AIRLINES HOLDINGS, INC
STATEMENTS OF CONSOLIDATED OPERATIONS (UNAUDITED)

	Three Months Ended September 30,		% Increase/ (Decrease)	Nine Months Ended September 30,		% Increase/ (Decrease)
(In millions, except per share data)	2020	2019		2020	2019
Operating revenue:
Passenger	$1,649	$10,481	(84.3)	$9,395	$29,692	(68.4)
Cargo	422	282	49.6	1,088	863	26.1
Other operating revenue	418	617	(32.3)	1,460	1,816	(19.6)
Total operating revenue	2,489	11,380	(78.1)	11,943	32,371	(63.1)

Operating expense:
Salaries and related costs	2,229	3,063	(27.2)	7,354	8,993	(18.2)
Aircraft fuel	508	2,296	(77.9)	2,474	6,704	(63.1)
Regional capacity purchase	425	721	(41.1)	1,550	2,124	(27.0)
Landing fees and other rent	500	645	(22.5)	1,552	1,893	(18.0)
Depreciation and amortization	626	575	8.9	1,859	1,682	10.5
Aircraft maintenance materials and outside repairs	115	490	(76.5)	659	1,319	(50.0)
Distribution expenses	53	432	(87.7)	379	1,234	(69.3)
Aircraft rent	50	67	(25.4)	147	221	(33.5)
Special charges (credits)	(1,081)	27	NM	(2,467)	116	NM
Other operating expenses	679	1,591	(57.3)	2,660	4,645	(42.7)
Total operating expense	4,104	9,907	(58.6)	16,167	28,931	(44.1)

	(1,615)	1,473	NM	(4,224)	3,440	NM

Operating margin	(64.9)%	12.9%	NM	(35.4)%	10.6%	NM

Nonoperating income (expense):
Interest expense	(345)	(191)	80.6	(712)	(570)	24.9
Interest capitalized	16	22	(27.3)	54	65	(16.9)
Interest income	8	36	(77.8)	45	103	(56.3)
Unrealized gains (losses) on investments, net	15	21	(28.6)	(295)	72	NM
Miscellaneous, net	(411)	(12)	NM	(1,317)	(40)	NM
Total nonoperating expense	(717)	(124)	NM	(2,225)	(370)	NM

Income (loss) before income taxes	(2,332)	1,349	NM	(6,449)	3,070	NM

Pre-tax margin	(93.7)%	11.9%	NM	(54.0)%	9.5%	NM

Income tax expense (benefit)	(491)	325	NM	(1,277)	702	NM
Net income (loss)	$(1,841)	$1,024	NM	$(5,172)	$2,368	NM

Diluted earnings (loss) per share	$(6.33)	$3.99	NM	$(18.91)	$9.04	NM
Diluted weighted average shares	291.0	256.4	13.5	273.5	262.0	4.4

NM Not meaningful

United Airlines Reports Third-Quarter 2020 Performance
UNITED AIRLINES HOLDINGS, INC.
PASSENGER REVENUE INFORMATION AND STATISTICS

Passenger revenue information is as follows (in millions, except for percentage changes):

	3Q 2020 Passenger Revenue	Passenger Revenue vs. 3Q 2019	PRASM vs. 3Q 2019	Yield vs. 3Q 2019	Available Seat Miles vs. 3Q 2019	3Q 2020 Available Seat Miles	3Q 2020 Revenue Passenger Miles
Domestic	$1,246	(81.0%)	(45.2%)	(12.7%)	(65.3%)	14,798	8,043

Atlantic	182	(90.7%)	(65.7%)	(6.1%)	(72.9%)	4,117	1,305
Pacific	97	(91.3%)	(43.7%)	90.3%	(84.6%)	1,669	411
Latin America	124	(85.3%)	(42.8%)	(6.4%)	(74.3%)	1,628	854
International	403	(89.7%)	(55.1%)	10.6%	(77.1%)	7,414	2,570

Consolidated	$1,649	(84.3%)	(46.8%)	(4.2%)	(70.4%)	22,212	10,613

Select operating statistics are as follows:

	Three Months Ended September 30,		% Increase/ (Decrease)		Nine Months Ended September 30,		% Increase/ (Decrease)
	2020	2019			2020	2019
Passengers (thousands)	9,739	43,091	(77.4)		42,911	122,137	(64.9)
Revenue passenger miles (millions)	10,613	64,629	(83.6)		56,812	180,727	(68.6)
Available seat miles (millions)	22,212	75,076	(70.4)		92,113	213,961	(56.9)
Passenger load factor:
Consolidated	47.8%	86.1%	(38.3)	pts.	61.7%	84.5%	(22.8)	pts.
Domestic	54.4%	86.6%	(32.2)	pts.	62.7%	85.7%	(23.0)	pts.
International	34.7%	85.4%	(50.7)	pts.	60.0%	82.9%	(22.9)	pts.
Passenger revenue per available seat mile (cents)	7.42	13.96	(46.8)		10.20	13.88	(26.5)
Total revenue per available seat mile (cents)	11.21	15.16	(26.1)		12.97	15.13	(14.3)
Average yield per revenue passenger mile (cents)	15.54	16.22	(4.2)		16.54	16.43	0.7
Cargo ton miles	685	804	(14.8)		1,876	2,440	(23.1)
Aircraft in fleet at end of period	1,319	1,348	(2.2)		1,319	1,348	(2.2)
Average stage length (miles)	1,212	1,473	(17.7)		1,312	1,464	(10.4)
Employee headcount (in thousands)	87.9	95.0	(7.5)		87.9	95.0	(7.5)
Average aircraft fuel price per gallon	$1.31	$2.02	(35.1)		$1.65	$2.08	(20.7)
Fuel gallons consumed (millions)	387	1,134	(65.9)		1,501	3,221	(53.4)

Note: See Part II, Item 6, Selected Financial Data, of UAL's Annual Report on Form 10-K for the fiscal year ended December 31, 2019, for definitions of these statistics.

United Airlines Reports Third-Quarter 2020 Performance
Cash burn: The company's management views daily "cash burn" as an important measure in monitoring liquidity in order to assess the company's cash needs without the impact of certain extraordinary actions or events, and the company believes this provides useful information to investors about the company's liquidity position.

	Three Months Ended September 30, 2020	Three Months Ended June 30, 2020
Net cash used by operating activities	$(1,889)	$(130)
Cash flows provided by investing activities	770	812
Cash flows provided by financing activities	7,905	2,382
	6,786	3,064

Adjusted to remove:
Net proceeds from sale of short-term and other investments	406	838
CARES Act Payroll Support Program ("PSP") grant	447	3,154
PSP Note	192	1,309
CARES Act secured loan	520	—
Secured debt (net of discount and fees)	7,376	250
Equity issuances	—	1,135
Increase in restricted cash balance	99	1
Total Adjustments	9,040	6,687

Adjusted cash burn	$(2,254)	$(3,623)
Days in the period	92	91
Average daily cash burn	$(25)	$(40)

United Airlines Reports Third-Quarter 2020 Performance
UNITED AIRLINES HOLDINGS, INC.
NON-GAAP FINANCIAL RECONCILIATION

UAL evaluates its financial performance utilizing various accounting principles generally accepted in the United States of America (GAAP) and Non-GAAP financial measures, including adjusted operating income (loss), adjusted operating margin, adjusted pre-tax income (loss), adjusted pre-tax margin, adjusted net income (loss), adjusted diluted earnings (loss) per share and CASM, excluding special charges, third-party business expenses, fuel, and profit sharing, among others. UAL believes that adjusting for special charges and for nonoperating credit losses and nonoperating special termination benefits and settlement losses is useful to investors because these items are not indicative of UAL's ongoing performance. UAL believes that adjusting for unrealized (gains) losses on investments, net is useful to investors because those unrealized gains or losses may not ultimately be realized on a cash basis. UAL believes that adjusting for interest expense related to finance leases of Embraer ERJ 145 aircraft is useful to investors because of the accelerated recognition of interest expense.

CASM is a common metric used in the airline industry to measure an airline's cost structure and efficiency. UAL reports CASM excluding special charges, third-party business expenses, fuel and profit sharing. UAL believes that adjusting for special charges is useful to investors because special charges are not indicative of UAL's ongoing performance. UAL also believes that excluding third-party business expenses, such as maintenance, ground handling and catering services for third parties, provides more meaningful disclosure because these expenses are not directly related to UAL's core business. UAL also believes that excluding fuel costs from certain measures is useful to investors because it provides an additional measure of management's performance excluding the effects of a significant cost item over which management has limited influence. UAL excludes profit sharing because this exclusion allows investors to better understand and analyze our operating cost performance and provides a more meaningful comparison of our core operating costs to the airline industry.

Reconciliations of reported non-GAAP financial measures to the most directly comparable GAAP financial measures are included below.

	Three Months Ended September 30,		% Increase/ (Decrease)	Nine Months Ended September 30,		% Increase/ (Decrease)
	2020	2019		2020	2019
CASM (cents)
Cost per available seat mile (CASM) (GAAP)	18.48	13.20	40.0	17.55	13.52	29.8
Special charges	(4.86)	0.04	NM	(2.68)	0.05	NM
Third-party business expenses	0.06	0.07	NM	0.13	0.06	116.7
Fuel expense	2.28	3.05	(25.2)	2.68	3.13	(14.4)
Profit sharing	—	0.24	(100.0)	—	0.17	(100.0)
CASM, excluding special charges, third-party business expenses, fuel, and profit sharing (Non-GAAP)	21.00	9.80	114.3	17.42	10.11	72.3
NM Not Meaningful

United Airlines Reports Third-Quarter 2020 Performance
UNITED AIRLINES HOLDINGS, INC.
NON-GAAP FINANCIAL RECONCILIATION (Continued)

	Three Months Ended September 30,		Increase/ (Decrease)	% Increase/ (Decrease)	Nine Months Ended September 30,		Increase/ (Decrease)	% Increase/ (Decrease)
(in millions)	2020	2019			2020	2019
Operating expenses (GAAP)	$4,104	$9,907	$(5,803)	(58.6)	$16,167	$28,931	$(12,764)	(44.1)
Special charges (credit)	(1,081)	27	(1,108)	NM	(2,467)	116	(2,583)	NM
Operating expenses, excluding special charges	5,185	9,880	(4,695)	(47.5)	18,634	28,815	(10,181)	(35.3)
Adjusted to exclude:
Third-party business expenses	13	49	(36)	(73.5)	115	120	(5)	(4.2)
Fuel expense	508	2,296	(1,788)	(77.9)	2,474	6,704	(4,230)	(63.1)
Profit sharing, including taxes	—	174	(174)	(100.0)	—	368	(368)	(100.0)
Adjusted operating expenses (Non-GAAP)	$4,664	$7,361	$(2,697)	(36.6)	$16,045	$21,623	$(5,578)	(25.8)

Operating income (loss) (GAAP)	$(1,615)	$1,473	$(3,088)	NM	$(4,224)	$3,440	$(7,664)	NM
Adjusted to exclude:
Special charges (credits)	(1,081)	27	(1,108)	NM	(2,467)	116	(2,583)	NM
Adjusted operating income (Non-GAAP)	$(2,696)	$1,500	$(4,196)	NM	$(6,691)	$3,556	$(10,247)	NM

Operating margin	(64.9)%	12.9%	(77.8)	pts.	(35.4)%	10.6%	(46.0)	pts.
Adjusted operating margin (Non-GAAP)	(108.3)%	13.2%	(121.5)	pts.	(56.0)%	11.0%	(67.0)	pts.
								NM
Pre-tax income (loss) (GAAP)	$(2,332)	$1,349	$(3,681)	NM	$(6,449)	$3,070	$(9,519)	NM
Adjusted to exclude:
Special charges (credit)	(1,081)	27	(1,108)	NM	(2,467)	116	(2,583)	NM
Termination benefits and settlement losses	415	—	415	NM	646	—	646	NM
Unrealized (gains) losses on investments, net	(15)	(21)	6	NM	295	(72)	367	NM
Loss on BRW term loan and guarantee	—	—	—	NM	697	—	697	NM
Interest expense on ERJ 145 finance leases	—	22	(22)	NM	—	68	(68)	NM
Adjusted pre-tax income (loss) (Non-GAAP)	$(3,013)	$1,377	$(4,390)	NM	$(7,278)	$3,182	$(10,460)	NM

Pre-tax margin	(93.7)%	11.9%	(105.6)	pts.	(54.0)%	9.5%	(63.5)	pts.
Adjusted pre-tax margin (Non-GAAP)	(121.1)%	12.1%	(133.2)	pts.	(60.9)%	9.8%	(70.7)	pts.

Net income (loss) (GAAP)	$(1,841)	$1,024	$(2,865)	NM	$(5,172)	$2,368	$(7,540.0)	NM
Adjusted to exclude:
Special charges (credit)	(1,081)	27	(1,108)	NM	(2,467)	116	(2,583)	NM
Termination benefits and settlement losses	415	—	415	NM	646	—	646	NM
Unrealized (gains) losses on investments, net	(15)	(21)	6	NM	295	(72)	367	NM
Loss on BRW term loan and guarantee	—	—	—	NM	697	—	697	NM
Interest expense on ERJ 145 finance leases	—	22	(22)	NM	—	68	(68)	NM
Income tax expense (benefit) related to adjustments above, net of valuation allowance	148	(6)	154	NM	375	(25)	400	NM
Adjusted net income (loss) (Non-GAAP)	$(2,374)	$1,046	$(3,420)	NM	$(5,626)	$2,455	$(8,081)	NM

Diluted earnings (loss) per share (GAAP)	$(6.33)	$3.99	$(10.32)	NM	$(18.91)	$9.04	$(27.95)	NM
Adjusted to exclude:
Special charges (credit)	(3.72)	0.10	(3.82)	NM	(9.02)	0.44	(9.46)	NM
Termination benefits and settlement losses	1.43	—	1.43	NM	2.36	—	2.36	NM
Unrealized (gains) losses on investments, net	(0.05)	(0.08)	0.03	NM	1.08	(0.27)	1.35	NM
Loss on BRW term loan and guarantee	—	—	—	NM	2.55	—	2.55	NM
Interest expense on ERJ 145 finance leases	—	0.08	(0.08)	NM	—	0.26	(0.26)	NM
Income tax expense (benefit) related to adjustments, net of valuation allowance	0.51	(0.02)	0.53	NM	1.37	(0.10)	1.47	NM
Adjusted diluted earnings (loss) per share (Non-GAAP)	$(8.16)	$4.07	$(12.23)	NM	$(20.57)	$9.37	$(29.94)	NM

NM Not Meaningful

United Airlines Reports Third-Quarter 2020 Performance
UNITED AIRLINES HOLDINGS, INC.
NON-GAAP FINANCIAL RECONCILIATION (Continued)
UAL believes that adjusting capital expenditures for assets acquired through the issuance of debt, finance leases and other financial liabilities is useful to investors in order to appropriately reflect the total amounts spent on capital expenditures. UAL also believes that adjusting net cash provided by operating activities for capital expenditures, adjusted capital expenditures, and aircraft operating lease additions is useful to allow investors to evaluate the company's ability to generate cash that is available for debt service or general corporate initiatives.

	Three Months Ended September 30,		Nine Months Ended September 30,
Capital Expenditures (in millions)	2020	2019	2020	2019
Capital expenditures, net of returns of purchase deposits on flight equipment (GAAP)	$(368)	$869	$1,630	$3,336
Property and equipment acquired through the issuance of debt and other	183	86	510	306
Property and equipment acquired through finance leases	11	—	30	8
Property and equipment acquired through other financial liabilities	693	—	973	—
Adjustment to property and equipment acquired through other financial liabilities (a)	(132)	—	(185)	—
Adjusted capital expenditures (Non-GAAP)	$387	$955	$2,958	$3,650

Free Cash Flow (in millions)
Net cash provided by (used in) operating activities (GAAP)	$(1,889)	$1,103	$(1,956)	$5,728
Less capital expenditures, net of returns of purchase deposits on flight equipment	(368)	869	1,630	3,336
Free cash flow, net of financings (Non-GAAP)	$(1,521)	$234	$(3,586)	$2,392

Net cash provided by (used in) operating activities (GAAP)	$(1,889)	$1,103	$(1,956)	$5,728
Less adjusted capital expenditures (Non-GAAP)	387	955	2,958	3,650
Less aircraft operating lease additions	7	41	40	48
Free cash flow (Non-GAAP)	$(2,283)	$107	$(4,954)	$2,030

(a) In the first nine months of 2020, United entered into agreements with third parties to finance through sale and leaseback transactions new Boeing model 787-9 aircraft and Boeing model 737 MAX aircraft subject to purchase agreements between United and Boeing. In connection with delivery of each aircraft from Boeing, United will assign its right to purchase such aircraft to the buyer, and simultaneous with the buyer's purchase from Boeing, United will enter into a long-term lease for such aircraft with the buyer as lessor. Seven Boeing model 787-9 aircraft were delivered under these transactions (and each is presently subject to a long-term lease to United). Upon delivery, the company accounted for the aircraft which have a repurchase option at a price other than fair value as part of Flight equipment on the company's balance sheet and the related obligation as Other current liabilities and Other financial liabilities from sale-leasebacks (noncurrent) since they do not qualify for sale recognition. If the repurchase option is not exercised, these aircraft will be accounted for as leased assets at the time of the option expiration and the related assets and liabilities will be adjusted to the present value of the remaining lease payments at that time. This adjustment reflects the difference between the recorded amounts and the present value of future lease payments at inception.

United Airlines Reports Third-Quarter 2020 Performance
UNITED AIRLINES HOLDINGS, INC
CONDENSED CONSOLIDATED BALANCE SHEETS (UNAUDITED)

(In millions)	September 30, 2020	December 31, 2019
ASSETS
Current assets:
Cash and cash equivalents	$13,150	$2,762
Short-term investments	552	2,182
Restricted cash	76	—
Receivables, less allowance for credit losses (2020 — $9; 2019 — $9)	1,171	1,364
Aircraft fuel, spare parts and supplies, less obsolescence allowance (2020 — $483; 2019 — $425)	961	1,072
Prepaid expenses and other	566	814
Total current assets	16,476	8,194

Total operating property and equipment, net	31,650	30,170
Operating lease right-of-use assets	4,544	4,758

Other assets:
Goodwill	4,527	4,523
Intangibles, less accumulated amortization (2020 — $1,481; 2019 — $1,440)	2,852	3,009
Restricted cash	172	106
Notes receivable, less allowance for credit losses (2020 — $559)	144	671
Investments in affiliates and other, net	824	1,180
Total other assets	8,519	9,489
Total assets	$61,189	$52,611

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Advance ticket sales	$4,907	$4,819
Accounts payable	1,831	2,703
Frequent flyer deferred revenue	772	2,440
Accrued salaries and benefits	1,994	2,271
Current maturities of long-term debt	4,584	1,407
Current maturities of finance leases	136	46
Current maturities of operating leases	623	686
Other	944	566
Total current liabilities	15,791	14,938

Long-term liabilities and deferred credits:
Long-term debt	22,297	13,145
Long-term obligations under finance leases	278	220
Long-term obligations under operating leases	4,943	4,946
Frequent flyer deferred revenue	5,063	2,836
Postretirement benefit liability	1,012	789
Pension liability	2,282	1,446
Deferred income taxes	389	1,736
Other financial liabilities from sale-leasebacks	957	—
Other	1,174	1,024
Total long-term liabilities and deferred credits	38,395	26,142
Total stockholders' equity	7,003	11,531
Total liabilities and stockholders' equity	$61,189	$52,611

United Airlines Reports Third-Quarter 2020 Performance
UNITED AIRLINES HOLDINGS, INC.
CONDENSED STATEMENTS OF CONSOLIDATED CASH FLOWS (UNAUDITED)

(In millions)	Nine Months Ended September 30,
	2020	2019
Cash Flows from Operating Activities:
Net cash provided by (used in) operating activities	$(1,956)	$5,728

Cash Flows from Investing Activities:
Capital expenditures, net of returns of purchase deposits on flight equipment	(1,630)	(3,336)
Purchases of short-term and other investments	(552)	(2,168)
Proceeds from sale of short-term and other investments	2,182	2,282
Other, net	10	(9)
Net cash provided by (used in) investing activities	10	(3,231)

Cash Flows from Financing Activities:
Proceeds from issuance of debt	13,024	1,109
Proceeds from equity issuance	1,135	—
Payments of long-term debt	(964)	(726)
Repurchases of common stock	(353)	(1,431)
Principal payments under finance leases	(53)	(105)
Capitalized financing costs	(294)	(51)
Other, net	(19)	(29)
Net cash provided by (used in) financing activities	12,476	(1,233)
Net increase in cash, cash equivalents and restricted cash	10,530	1,264
Cash, cash equivalents and restricted cash at beginning of the period	2,868	1,799
Cash, cash equivalents and restricted cash at end of the period	$13,398	$3,063

Investing and Financing Activities Not Affecting Cash:
Property and equipment acquired through the issuance of debt, finance leases and other	$1,513	$314
Right-of-use assets acquired through operating leases	64	344
Lease modifications and lease conversions	503	36

United Airlines Reports Third-Quarter 2020 Performance
UNITED AIRLINES HOLDINGS, INC.
NOTES (UNAUDITED)

Special charges (credit) and unrealized (gains) losses on investments, net include the following:

	Three Months Ended September 30,		Nine Months Ended September 30,
(In millions)	2020	2019	2020	2019
Operating:
CARES Act grant	$(1,494)	$—	$(3,083)	$—
Severance and benefit costs	350	2	413	14
Impairment of assets	38	—	168	69
(Gains) losses on sale of assets and other special charges	25	25	35	33
Total operating special charges (credit)	(1,081)	27	(2,467)	116

Nonoperating special termination benefits and settlement losses	415	—	646	—
Nonoperating unrealized (gains) losses on investments	(15)	(21)	295	(72)
Nonoperating credit loss on BRW Aviation Holding LLC and BRW Aviation LLC ("BRW") term loan and related guarantee	—	—	697	—
Total nonoperating special charges and unrealized (gains) losses on investments	400	(21)	1,638	(72)
Total operating and nonoperating special charges (credit) and unrealized (gains) losses on investments	(681)	6	(829)	44
Income tax expense (benefit), net of valuation allowance	148	(2)	375	(10)
Total operating and non-operating special charges (credit) and unrealized (gains) losses on investments, net of income taxes	$(533)	$4	$(454)	$34

CARES Act grant. During the nine months ended September 30, 2020, the company received approximately $5.1 billion in funding pursuant to the Payroll Support Program under the CARES Act, which consists of $3.6 billion of grants and $1.5 billion of an unsecured loan. The company also recorded $66 million for warrants issued to the U.S. Treasury Department, within stockholder's equity, as an offset to the grant income. As of September 30, 2020, we recognized $3.1 billion of the grant as a credit to Special charges (credit) with the remaining $453 million recorded as Payroll Support Program deferred credit on our balance sheet. We expect to recognize the remainder of the grant income from the Payroll Support Program as a Special charge (credit) during the fourth quarter of 2020 as the salaries and wages the grant is intended to offset are incurred.
Impairment of assets: During the three months ended September 30, 2020, the company recorded an impairment of $38 million of the right-of-use asset associated with the embedded aircraft lease in one of our CPA agreements. We review flight equipment and other long-lived assets used in operations for impairment losses when events and circumstances indicate the assets may be impaired. We measure cash flows at the contract level with our CPA partners. The factors that led to this impairment included the impact to cash flows from the pandemic and the relatively short remaining term under the CPA agreement.
During the nine months ended September 30, 2020, in addition to the impairment described above, the company recorded impairment charges of $130 million for its China routes. The company conducted impairment reviews of certain intangible assets in the first, second and third quarters of 2020, which consisted of a comparison of the book value of those assets to their fair value calculated using the discounted cash flow method. Due to the COVID-19 pandemic and the subsequent suspension of flights to China, the company determined that the value of its China routes had been impaired in the first quarter of 2020. The additional impairment in the second quarter of 2020 was the result of a further delay in the expected return of full capacity to the China markets. No additional impairment was detected in the third quarter of 2020.
During the nine months ended September 30, 2019, the company recorded a $47 million impairment for aircraft engines removed from operations, a $6 million charge for the early termination of several regional aircraft finance leases, an $8 million fair value adjustment for aircraft purchased off lease and $8 million in other miscellaneous impairments.
Severance and benefit costs: As announced in July 2020, the company started the involuntary furlough process earlier this summer when issuing WARN Act notices to 36,000 of its employees. Since then, the company worked to further reduce the total number of furloughs to approximately 13,000 employees by working closely with its union partners, introducing new voluntary options selected by approximately 9,000 employees and proposing creative solutions that would save jobs. This workforce reduction is part of the company's strategic realignment of its business and new organizational structure as a result of the impacts of the COVID-19 pandemic on the company's operations and cost structure. The company recorded $350 million and $413 million during the three and nine months ended September 30, 2020, respectively, related to the workforce reduction and voluntary plans for employee severance, pay continuance from voluntary retirements, and benefits-related costs (and additional costs associated with special termination benefits and settlement losses discussed below).
During the three and nine months ended September 30, 2019, the company recorded $2 million and $12 million, respectively, of management severance. During the nine months ended September 30, 2019, the company recorded $2 million of severance and benefit costs related to a voluntary early-out program for its technicians and related employees represented by the International Brotherhood of Teamsters. In the first quarter of 2017, approximately 1,000

United Airlines Reports Third-Quarter 2020 Performance
technicians and related employees elected to voluntarily separate from the company and received a severance payment, with a maximum value of $100,000 per participant, based on years of service, with retirement dates through early 2019.
Nonoperating special termination benefits and settlement losses: During the three and nine months ended September 30, 2020, the company recorded $415 million and $646 million, respectively, of settlement losses related to the company's primary defined benefit pension plan covering certain U.S. non-pilot employees, and special termination benefits offered, under furlough and voluntary separation programs.
Nonoperating unrealized (gains) losses on investments, net: During the three and nine months ended September 30, 2020, the company recorded gains of $15 million and losses of $271 million, respectively. primarily for changes in the market value of its investment in Azul Linhas Aéreas Brasileiras S.A. ("Azul"). During the nine months ended September 30, 2020, the company recorded a loss of $24 million for the decrease in fair value of the AVH share call options, AVH share appreciation rights, and AVH share-based upside sharing agreement (collectively, the "AVH Derivative Assets") that United obtained as part of the BRW term loan agreement and related agreements with Kingsland Holdings Limited.
During the three and nine months ended September 30, 2019, the company recorded gains of $25 million and $77 million, respectively, for the change in market value of certain of its equity investments, primarily Azul Linhas Aéreas Brasileiras S.A.. Also, during the three and nine months ended September 30, 2019, the company recorded losses of $4 million and $5 million, respectively, for the change in fair value of certain derivative assets related to equity of Avianca Holdings S.A. For equity investments and derivative assets subject to MTM accounting, the company records gains and losses as part of Nonoperating income (expense): Miscellaneous, net in its statements of consolidated operations.

Nonoperating credit loss on BRW term loan and related guarantee: During the nine months ended September 30, 2020, the company recorded a $697 million expected credit loss allowance for the BRW term loan and related guarantee. Avianca Holdings S.A.'s ("AVH") is currently in bankruptcy.
Interest expense related to finance leases of Embraer ERJ 145 aircraft
During the third quarter of 2018, United entered into an agreement with the lessor of 54 Embraer ERJ 145 aircraft to purchase those aircraft in 2019. The provisions of the new lease agreement resulted in a change in accounting classification of these new leases from operating leases to finance leases up until the purchase date. As a result of the change, the company recognized $22 million and $68 million, respectively, of additional interest expense in the three and nine months ended September 30, 2019.
Effective tax rate
The company's effective tax rates for the three and nine months ended September 30, 2020 were 21.1% and 19.8%, respectively. The effective tax rates for the three and nine months ended September 30, 2019 were 24.1% and 22.9%, respectively. The provision for income taxes is based on the estimated annual effective tax rate which represents a blend of federal, state and foreign taxes and includes the impact of certain nondeductible items and the impact of a change in the company's mix of domestic and foreign earnings (losses). The effective tax rates for the three and nine months ended September 30, 2020 were impacted by $27 million and $157 million, respectively, of valuation allowance related to unrealized capital losses.

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